Exhibit 10.6

Private & Confidential

LOAN AGREEMENT

for a

Loan of up to US$167,800,000

to

THE COMPANIES SET OUT IN SCHEDULE 1

provided by

THE BANKS AND FINANCIAL INSTITUTIONS

SET OUT IN SCHEDULE 2

Arranger, Agent, Security Agent and Account Bank

HSH NORDBANK AG

Swap Providers

HSH NORDBANK AG

and

CREDIT SUISSE

Contents

Clause

1	Purpose and definitions

2	The Total Commitment

3	Interest and Interest Periods

4	Repayment and prepayment

5	Fees and expenses

6	Payments and taxes; accounts and calculations

7	Representations and warranties

8	Undertakings

9	Conditions

10	Events of Default

11	Indemnities

12	Unlawfulness and increased costs

13	Security, set-off and pro-rata payments

14	Accounts

15	Assignment, transfer and lending office

16	Arranger, Agent, Security Agent and Reference Banks

17	Notices and other matters

18	Governing law and jurisdiction

Schedule 1 The Borrowers and their particulars

Schedule 2 The Banks and their Commitments

Schedule 3 The Ships, their details and the relevant Allocated Amounts

Schedule 4 Form of Drawdown Notice

Schedule 5 Documents and evidence required as conditions precedent to the Loan being made

Schedule 6 Form of Transfer Certificate

Schedule 7 Form of Trust Deed

Schedule 8 Mandatory Cost formula

Schedule 9 Form of Master Swap Agreement

Schedule 10 Form of HoldCo Corporate Guarantee

THIS AGREEMENT is dated 30 September 2005 and made BETWEEN:

(1)                                  THE COMPANIES whose names and registered addresses are set out in schedule 1 as joint and several Borrowers;

(2)                                  HSH NORDBANK AG as Arranger, Agent, Security Agent and Account Bank;

(3)                                  THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 2 as Banks; and

(4)                                  HSH NORDBANK AG and CREDIT SUISSE as Swap Providers.

IT IS AGREED as follows:

1                                         Purpose and definitions

1.1                               Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrowers, jointly and severally, a loan of up to One hundred and sixty seven million eight hundred thousand Dollars ($167,800.000) for the purpose of assisting the Borrowers to advance funds to Sub-HoldCo for the purpose of financing part of the Purchase Price.

1.2                               Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means HSH Nordbank AG of Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent (acting on the instructions of the Majority Banks) as the Account Bank for the purposes of this Agreement and includes its successors in title;

“Account Pledges” means, together, the Liquidity Account Pledge and the Operating Account Pledges and “Account Pledge” means any of them;

“Accounts” means, together, the Liquidity Account and the Operating Accounts and “Account” means any of them;

“Agent” means HSH Nordbank AG of Gerhart-Hauptmann-Platz 50, 20095 Hamburg. Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Providers pursuant to clause 16.1 and includes its successors in title;

“Approved Broker” means each of Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway. H. Clarkson & Company Ltd. of London, England, Maersk Broker K/S of Copenhagen, Denmark, and Simpson Spence & Young Ltd. of London, England and includes their respective successors in title and “Approved Brokers” means any or all of them;

“Arranger” means HSH Nordbank AG of Gerhart-Hauptmann-Platz 50, 20095 Hamburg. Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Balloon Instalment” has the meaning ascribed thereto in clause 4.1;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for business in London, Hamburg, Bremen, Basel. Athens and New York (or any other relevant place of payment under clause 6);

“Banks” means, together, the banks and financial institutions listed in schedule 2 and includes their respective successors in title and Transferees and “Bank” means any of them;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means each of the companies listed in schedule 1, each of such registered address and country of incorporation as is set out opposite such company’s name in the columns headed “Name” and “Registered Address”, respectively, in schedule 1 and includes its successors in title and, in relation to a Ship, means the company set out opposite the name of such Ship in the column headed “Owning Company” in schedule 3 and “Borrowers” means any or all of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

“Casualty Amount” means, in relation to each Ship, Seven hundred thousand Dollars ($700,000) (or the equivalent in any other currency);

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Ship, such classification society, being a member of the International Association of Classification Societies (“IACS”), which the-Agent (acting on the instructions of the Majority Banks) shall, at the request of a Borrower, have agreed in writing (such agreement not to be unreasonably withheld) shall be treated as the Classification Society in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents:

“Closing Date” means the date, falling after the completion of the listing of HoldCo’s shares on NASDAQ, when all the shares in the Borrowers shall have been transferred by the Seller to Sub-HoldCo, and Sub-HoldCo shall have paid the Purchase Price to the Seller in full, in each case in accordance with the Contract;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Commercial Management Agreement” means, in relation to a Ship, the agreement made or (as the context may require) to be made between the relevant Borrower and the Commercial Manager providing (inter alia) for the Commercial Manager to carry out the commercial management of such Ship and “Commercial Management Agreements” means any or all of them;

“Commercial Manager” means Golden Energy Management S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands or such other person as may be appointed from time to time by a Borrower as the commercial manager of such Borrower’s Ship with the prior written consent of the Agent acting on the instructions of the Majority Banks (such consent not to be unreasonably withheld) and includes its successors in title;

“Commitment” means, in relation to each Bank, the amount set out opposite its name in the column headed “Commitment” in schedule 2 and/or, in the case of a Transferee, the amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed thereto in the relevant Master Swap Agreement;

“Contract” means the amended and restated purchase and sale agreement dated 13 September 2005 made between the Seller and Sub-HoldCo in relation to the sale by the Seller, and the purchase by Sub-HoldCo, of all the shares in the Borrowers, as such agreement maybe amended and/or supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Banks);

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Corporate Guarantees” means, together, the HoldCo Corporate Guarantee and the Sub-HoldCo Corporate Guarantee and “Corporate Guarantee” means either of them;

“Corporate Guarantors” means, together. HoldCo and Sub-HoldCo and “Corporate Guarantor” means either of them;

“Creditors” means, together, the Arranger, the Agent, the Security Agent, the Account Bank, the Swap Providers and the Banks and “Creditor” means any of them;

“CS Master Agreement Security Deed” means the security deed executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in relation to certain of the rights of the Borrowers under the CS Master Swap Agreement in such form as the Agent (acting on the instructions of all the Banks) may require in Its reasonable discretion;

“CS Master Swap Agreement” means the agreement made or (as the context may require) to be made between the CS Swap Provider and the Borrowers, comprising an ISDA Master Agreement (including the Schedule thereto) In the form set out in schedule 9 and includes any Designated Transactions from time to time entered into thereunder and any Confirmations from time to time exchanged thereunder and governed thereby;

“CS Swap Provider” means Credit Suisse, a company having its registered office at Paradeplatz 8, 8070 Zurich. Switzerland, acting for the purposes of this Agreement and the CS Master Swap Agreement through its branch at St. Alban-Graben 1-3, P.O. Box CH-4002, Basel, Switzerland (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3 or the CS Master Swap Agreement) and includes its successors in title;

“Deed of Covenant” means, in relation to a Ship, the deed of covenant collateral to the Mortgage for such Ship executed or (as the context may require) to be executed by the relevant Borrower in favour of the Security Agent in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion and “Deeds of Covenant” means any or all of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)                                  it is entered into by the Borrowers pursuant to either Master Swap Agreement with the relevant Swap Provider as contemplated by clause 2.9; and

(b)                                 its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations of LIBOR in relation to the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 4;

“Drawdown Period” means the period commencing on the date of this Agreement and ending on the Termination Date or the period ending on such earlier date (if any) on which (a) the aggregate amount of the Loan is equal to the Total Commitment or (b) the Total Commitment is reduced to zero pursuant to clauses 4.3, 10.2 or 12;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed thereto in the relevant Master Swap Agreement;

“Earnings” means, in relation to a Ship, all moneys whatsoever from time to time due or payable to the relevant Borrower during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to such Borrower in the event of requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of any Borrower or any person having a contractual relationship with any Borrower In connection with any Relevant Ship or its operation or the carriage of cargo thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means, in relation to a Relevant Ship, any and all enforcement, cleanup, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any emission, spill, release or discharge of a Pollutant from such Relevant Ship, Provided that the aggregate amount of the subject matter of all such actions, orders or claims arising from the relevant incident involving such Relevant Ship exceeds $750,000;

“Environmental Laws” means all national, international and state laws, rules, regulations. treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and emissions, spills, releases or discharges of Pollutants:

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Fees Letter” means the letter executed on the same date as this Agreement and made between (inter alios) the Borrowers and the Agent in relation to the fees referred to in clause 5.1:

“First Repayment Date” means 31 December 2005;

“Flag State” means, in relation to a Ship, the Isle of Man or such other stale or territory designated in writing by the Borrowers and approved in writing by the Majority Banks (such approval not to be unreasonably withheld and the request for which to be responded to within reasonable time), as being the “Flag State” of such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“HoldCo” means Golden Energy Marine Corp, of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro. Marshall Islands MH96960 and includes its successors in title;

“HoldCo Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by HoldCo in favour of the Security Agent in the form set out in schedule 10;

“HoldCo Group” means HoldCo and its Subsidiaries from time to time and “member of HoldCo Group” shall be construed accordingly;

“HSH Master Agreement Security Deed” means the security deed executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent In relation to certain of the rights of the Borrowers under the HSH Master Swap Agreement in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion;

“HSH Master Swap Agreement” means the agreement made or (as the context may require) to be made between the HSH Swap Provider and the Borrowers, comprising an ISDA Master Agreement (including the Schedule thereto) in the form set out in schedule 9 and includes any Designated Transactions from time to time entered into thereunder and any Confirmations from time to time exchanged thereunder and governed thereby;

“HSH Swap Provider” means HSH Nordbank AG of Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3 or the HSH Master Swap Agreement) and includes its successors in title;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Insurances” means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of such Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of such Borrower or in the joint names of such Borrower and/or the Managers and/or the Security Agent and/or any other person or otherwise) in respect of such Ship or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2. and 3.3,

“ISPS Code” means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto:

“ISSC” means, in relation to a Ship, an International Ship Security Certificate issued in respect of such Ship pursuant to the ISPS Code;

“LIBOR” means in relation to a particular period:

(a)                                  the rate per annum for deposits of Dollars for a period equivalent to such period at or around 11:00 a.m. on the Quotation Date for such period as displayed on Reuters BBA page LIBOR01 (and, for the purposes of this Agreement. “Reuters BBA page LIBOR01” means the display designated as “Reuters BBA page LIBOR01” on the Telerate Service or such other page as may replace “Reuters BBA page L1BOR01” on the Telerate Service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association for the purpose of displaying BBA Interest Settlement Rates (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1996) for Dollars)); or

(b)                                 if on such date no such rate is displayed, LIBOR for such period shall be the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum (rounded upward if necessary to the nearest one sixteenth (1/16th) of one per cent) quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks’ offered rate for deposits in Dollars in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period to prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period;

“Liquid Funds” means cash in hand or held with banks or other financial institutions which is free of any Encumbrances (except for Encumbrances in favour of the Creditors or any of them);

“Liquidity Account” means an interest-bearing Dollar account of Sub-HoldCo opened or (as the context may require) to be opened by Sub-HoldCo with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Liquidity Account for the purposes of this Agreement;

“Liquidity Account Pledge” means the first priority pledge executed or (as the context may require) to be executed by Sub-HoldCo in favour of the Security Agent and/or the Banks and/or any other Creditor in respect of the Liquidity Account in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion;

“Loan” means the aggregate principal amount borrowed by the Borrowers on the Drawdown Date or (as the context may require) the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Majority Banks” means at any relevant time Banks (i) the aggregate or whose Contributions exceeds Sixty six point six per cent (66.6%) of the Loan or (ii) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds Sixty six point six per cent (66.6%) of the Total Commitment;

“Management Agreements” means, together, the Commercial Management Agreements and the Technical Management Agreements and, in relation to a Ship, the Commercial Management Agreement and the Technical Management Agreement for such Ship and “Management Agreement” means any of them;

“Manager” means:

(a)                                  in relation to the technical management of the Ships, the Technical Manager; or

(b)                                 in relation to the commercial management of the Ships, the Commercial Manager,

and “Managers” means either or both of them;

“Manager’s Undertaking” means, in relation to a Ship, each of the manager’s undertakings executed or (as the context may require) to be executed by each of the Managers in favour of the Security Agent in respect of such Ship, in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion and “Manager’s Undertakings” means, in relation to a Ship, either or both of them and, in relation to any or all of the Ships, any or all of such Manager’s Undertakings;

“Mandatory Cost” means, in relation to any period, a percentage calculated by the Agent for such period at an annual rate determined by the application of the formula set out in schedule 8;

“Margin” means zero point eight seven five per cent (0.875%) per annum;

“Master Agreement Security Deed” means:

(a)                                  in relation to the HSH Master Swap Agreement and the HSH Swap Provider, the HSH Master Agreement Security Deed; or

(b)                                 in relation to the CS Master Swap Agreement and the CS Swap Provider, the CS Master Agreement Security Deed,

and “Master Agreement Security Deeds” means either or both of them;

“Master Swap Agreement” means:

(a)                                  in relation to the HSH Swap Provider, the HSH Master Swap Agreement; or

(b)                                 in relation to the CS Swap Provider, the CS Master Swap Agreement,

and “Master Swap Agreements” means either or both of them.

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such

Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to a Ship, the first priority statutory Isle of Man mortgage of such Ship, executed or (as the context may require) to be executed by the relevant Borrower in favour of the Security Agent in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Borrowers pursuant to clause 4.3 following the sale or Total Loss of such Ship or following the discharge of the relevant Mortgage pursuant to clause 8.4.1 and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Operating Account” means, in relation to each Borrower, the interest bearing Dollar account of such Borrower opened or (as the context may require) to be opened by such Borrower with the relevant Operating Account Bank and includes any sub-accounts thereof and any other account requested by the relevant Borrower in writing and approved in writing by the Agent (acting following authorisation by the Majority Banks) (such approval not to be unreasonably withheld) to be an Operating Account of such Borrower for the purposes of this Agreement, and “Operating Accounts” means any or all of them;

“Operating Account Bank” means, in relation to a Borrower, Citibank International plc of 47-49 Akti Miaouli, Piraeus 185 36, Greece or any other bank or financial institution requested by such Borrower in writing and approved in writing by the Agent (acting following authorisation by the Majority Banks) (such approval not to be unreasonably withheld) as the Operating Account Bank for such Borrower for the purposes of this Agreement, and includes its successors in title;

“Operating Account Pledge” means, in relation to an Operating Account, the first priority pledge or charge or (as the case may be) assignment of, over or in respect of such Operating Account executed or (as the context may require) to be executed by the relevant Borrower in favour of the Security Agent and/or the Banks and/or any other Creditor in such form as the Agent (acting on the instructions of all the Banks) may require in its reasonable discretion and “Operating Account Pledges” means any or all of them;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Participating Member State” means any member of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union;

“Permitted Borrowed Money” means Borrowed Money by way of any loans made to any Borrower by its shareholders, its directors or any other member of the HoldCo Group Provided that:

(c)                                  if an Event of Default has occurred and is continuing at the time any such Borrowed Money is incurred, the Borrowers have advised in writing the Agent of, and the Agent (acting on the instructions of the Majority Banks) in its sole discretion has approved in writing, such Borrowed Money before it is incurred; and

(d)                                 the Borrowers have provided the Agent with evidence satisfactory to the Agent (acting on the instructions of the Majority Banks) in its sole discretion, that such loans are unsecured and fully subordinated towards any amounts owing to the Creditors or any of them under the Security Documents;

“Permitted Encumbrance” means (a) any Encumbrance in favour of the Creditors or any of them created pursuant to the Security Documents and (b) Permitted Liens;

“Permitted Liens” means, in relation to a Ship:

(a)                                  any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading;

(b)                                 any lien on such Ship for salvage;

(c)                                  liens arising by operation of law for not more than two (2) months prepaid hire under any charter in relation to such Ship not prohibited by this Agreement or the relevant Ship Security Documents;

(d)                                 liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of such Ship, provided such liens do not secure amounts more than sixty (60) days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and, in the case of liens for repair or maintenance, subject to the relevant provisions of the Deed of Covenant for such Ship;

(e)                                  any ship repairer’s or outfitter’s possessory lien on such Ship for a sum not (except with the prior written consent of the Agent (acting on the instructions of the Majority Banks) which shall not be unreasonably withheld) exceeding the Casualty Amount for such Ship and subject to the relevant provisions of the Deed of Covenant for such Ship;

(f)                                    any Encumbrance on such Ship created in favour of a plaintiff or defendant in any action of the court or tribunal before which such action is brought as security for costs and expenses where the relevant Borrower is prosecuting or defending such action in good faith by appropriate steps Provided that the subject matter of such action, when aggregated with the subject matter of any other such action in respect of such Ship; does not exceed the amount of $750,000;

(g)                                 any Encumbrance on such Ship arising by operation of law in respect of taxes (i) which are not overdue for payment and (ii) which are contested in good faith by appropriate steps and (iii) in respect of which appropriate reserves have been made; and

(h)                                 brokers’ liens on policies of insurance in relation to such Ship;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Purchase Price” means the aggregate price payable or (as the context may require) paid by Sub-HoldCo to the Seller pursuant to the Contract for the purchase of all the shares in the Borrowers, as the same may be determined by the terms of such Contract;

“Quotation Date” means, in relation to any period for which LIBOR is to be determined under this Agreement, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that period;

“Reference Banks” in relation to LIBOR and Mandatory Cost means, together, the principal London offices of HSH Nordbank AG, Credit Suisse and Deutsche Schiffsbank AG and/or any other Bank appointed as such pursuant to clause 16.22:

“Registry” means, in relation to a Ship, such registrar, commissioner or representative of the relevant Flag Stale who is duly authorised and empowered to register such Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag Slate;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party or HoldCo is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Ships” means, together, the-Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned (directly or indirectly) by, or chartered to, any Security Party or HoldCo and “Relevant Ship” means any of them;

“Repayment Dates” means, subject to clause 6.3, the First Repayment Date and each of the dates falling at three (3) monthly intervals after the First Repayment Date up to and including the date falling one hundred and fourteen (114) months after the First Repayment Date;

“Requisition Compensation” means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;

“Security Agent” means HSH Nordbank AG of Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Swap Providers pursuant to clause 16.14 and includes its successors in title;

“Security Documents” means this Agreement, the Mortgages, the Deeds of Covenant, the Account Pledges, the Manager’s Undertakings, the Corporate Guarantees, the Trust Deed, the Master Swap Agreements, the Master Agreement Security Deeds and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement;

“Security Party” means the Borrowers, Sub-HoldCo or any other person who may at any time be a party to any of the Security Documents (other than the Creditors, HoldCo and the Managers);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents and payment of all moneys payable thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Banks) which is at any relevant time:

(a)                                  for the purposes of clause 4.3, One hundred and forty three per cent (143%) of the outstanding amount of the Loan at such time; and

(b)                                 for the purposes of clause 8.2.1, One hundred and twenty five per cent (125%) of the outstanding amount of the Loan at such time;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Banks) which, at any relevant time, is the aggregate of (i) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (ii) the market value of any additional security for the time being actually provided to any of the Creditors pursuant to clause B.2;

“Seller” means Lincoln Finance Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Ship” means each of the motor vessels listed in schedule 3, registered in the ownership of the relevant Borrower through the relevant Registry under the laws and flag of the relevant Flag State under the IMO number specified opposite such Ship’s name in the column headed “IMO No.” in schedule 3, and “Ships” means any or all of them;

“Ship Security Documents” means, in relation to a Ship, the Mortgage, the Deed of Covenant and the Manager’s Undertakings in respect of such Ship;

“SMC” means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code;

“Sub-HoldCo” means Grand Prix Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Sub-HoldCo Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by Sub-HoldCo in favour of the Security Agent in such form as the Agent (acting on the instructions of the Majority Banks) may require in its reasonable discretion;

“Sub-HoldCo Group” means Sub-HoldCo and its Subsidiaries from time to time and “member of the Sub-HoldCo Group” shall be construed accordingly;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Provider” means:

(a)                                  in relation to the HSH Master Swap Agreement, the HSH Swap Provider; or

(b)                                 in relation to the CS Master Swap Agreement, the CS Swap Provider,

and “Swap Providers” means either or both of them;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Technical Management Agreement” means, in relation to a Ship, the agreement made or (as the context may require) to be made between the relevant Borrower and the Technical Manager providing (inter alia) for the Technical Manager to carry out the technical management of such Ship and “Technical Management Agreements” means any or all of them;

“Technical Manager” means Enterprises Shipping and Trading S.A. of 80 Broad Street, Monrovia, Republic of Liberia or such other person as may be appointed from time to time by a Borrower as the technical manager of such Borrower’s Ship with the prior written consent of the Agent acting on the instructions of the Majority Banks (such consent not to be unreasonably withheld) and includes its successors in title;

“Termination Date” means 30 December 2005 or such later date as the Agent (acting on the instructions of the Majority Banks) in its sole discretion may agree in writing;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Banks at such time;

“Total Loss” in relation to a Ship means:

(a)                                  actual, constructive, compromised or arranged total loss of such Ship; or

(b)                                 the Compulsory Acquisition of such Ship; or

(c)                                  the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof;

“Transaction” has, in relation to a Master Swap Agreement, the meaning ascribed thereto in such Master Swap Agreement;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 6;

“Transferee” has the meaning ascribed thereto in clause 15.3;

“Transferor” has the meaning ascribed thereto in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 7;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party, HoldCo, either Manager or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent or any receiver in respect of the same (or any part thereof);

“Underlying Documents” means, together, the Contract and the Management Agreements; and

“US GAAP” means generally acceptable accounting principles and practices in the U.S.A.,

1.3                               Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4                               Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1                                                references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2                                                references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                                                references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4                                                words importing the plural shall include the singular and vice versa;

1.4.5                                                references to a time of day are to London time;

1.4.6                                                references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7                                                references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8                                                references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5                               Majority Banks

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Banks) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6                               Banks’ Commitment

For the purposes of the definition of “Majority Banks” in clause 1.2 and the other provisions of this Agreement, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2                                         The Total Commitment

2.1                               Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to One hundred and sixty seven million eight hundred thousand Dollars ($167,800,000) in a single drawdown. The obligation of each Bank under this Agreement shall be to contribute that proportion of the Loan which, as at the Drawdown Date, its Commitment bears to the Total Commitment.

2.2                               Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of either Swap Provider to perform its obligations under the relevant Master Swap Agreement shall not relieve any other Creditor or the Borrowers or any of them of any of their respective obligations or liabilities under this Agreement or, as the case may be, either Master Swap Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank or, as the case may be, as a Swap Provider) under this Agreement or either Master Swap Agreement.

2.3                               Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4                               Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. (Hamburg time) on the second Banking Day before the date on which the Borrowers propose the Loan is made. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5                               Amount

The aggregate amount of the Loan shall not exceed One hundred and sixty seven million eight hundred thousand Dollars ($167,800,000).

2.6                               Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Bank and each Bank shall make available to the Agent its portion of the Loan for payment by the Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of the Loan to Sub-HoldCo or the Seller in accordance with clause 6.2, shall satisfy the obligation of the Banks to lend the Loan to the Borrowers under this Agreement.

2.7                               Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the Termination Date shall thereupon be automatically cancelled.

2.8                               Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, none of the Creditors shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.9                               Hedging transactions

2.9.1                                                If at any time the Borrowers wish to enter into interest rate swap or other hedging transactions or instruments so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise in writing, and discuss with, the Agent their hedging strategy in respect of such transactions or instruments and, when such hedging strategy has been discussed between the Borrowers and the Agent, the Borrowers shall advise the Swap Providers in writing of such strategy.

2.9.2                                                Any such swap or hedging transaction or instrument shall be entered into pursuant to the hedging strategy discussed with the Agent pursuant to clause 2.9.1 and shall be concluded (a) with either or both of the Swap Providers under the relevant Master Swap Agreements and/or (b) with any other counterparty, Provided however that no such transaction or instrument shall be concluded or entered into by the Borrowers with a counterparty other than the Swap Providers, unless (i) the Borrowers shall have first given both Swap Providers the opportunity to make an offer for the same or an equivalent transaction or instrument and (ii) each Swap Provider has made such an offer and (iii) the Borrowers have declined the offers of both Swap Providers.

2.9.3                                                No such swap or other hedging transaction or instrument shall be concluded or entered into with a Swap Provider unless the relevant Swap Provider and the Agent first agree to it in writing. For the avoidance of doubt, other than the Agent’s and the relevant Swap Provider’s agreement in writing referred to in the preceding sentence, no other prior approval is required by the Borrowers from any of the Creditors before concluding any such swap or hedging transaction or instrument with a Swap Provider.

2.9.4                                                If and when any such swap or hedging transaction or instrument has been concluded or executed with a Swap Provider, it shall constitute a Designated Transaction, and the Borrowers shall sign a Confirmation with the relevant Swap Provider and advise the Banks and the other Swap Provider through the Agent promptly after concluding any Designated Transaction.

2.9.5                                                If and when any such swap or hedging transaction or instrument has been concluded or executed with a counterparty other than a Swap Provider, the Borrowers shall advise the Agent promptly after concluding any such transaction or instrument.

3                                         Interest and Interest Periods

3.1                               Normal interest rate

The Borrowers shall pay accrued interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first such instalment payable three (3) months from the commencement of the Interest Period and the subsequent instalments payable at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR for such Interest Period and (c) the Mandatory Cost, if any.

3.2                               Selection of Interest Periods

The Borrowers may by notice received by the Agent not later than 10:00 a.m. (Hamburg time) on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) month, three (3) months, six (6) months, nine (9) months or twelve (12) months or such other period as the Borrowers and the Agent (acting on the Instructions of the Majority Banks) may agree.

3.3                               Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1                the initial Interest Period in respect of the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;

3.3.2                if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates, the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3                if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4                               Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) within two (2) Banking Days from its due date for payment under any of the Security Documents (other than a Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR for such period and (d) the Mandatory Cost. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 3.6.2, 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank.

3.5                               Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6                               Market disruption; non-availability

3.6.1                                                If and whenever, at any time prior to the commencement of any Interest Period:

(a)                                  the Agent shall have reasonably determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)                                 none or only one of the Reference Banks supplies the Agent with a quotation for the purposes of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of “LIBOR” in clause 1.2); or

(c)                                  the Agent shall have received notification from Banks with Contributions aggregating not less than one-third (1/3rd) of the Loan (or, prior to the Drawdown Date, from Banks with Commitments aggregating not less than one-third (1/3rd) of the Total Commitment) (for the purposes of this clause 3.6, each Bank which have given such notice to the Agent, an “Affected Bank”), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits, the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers and to each of the Banks and the Swap Providers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed by the Borrowers until notice to the contrary is given to the Borrowers by the Agent that none of the events specified in this clause 3.6.1 continues to exist.

3.6.2                                                During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, the Agent shall negotiate in good faith with the Borrowers (but without incurring any legal obligations) with a view to arriving at an alternative basis (the “Substitute Basis”) for each Bank (including an Affected Bank) maintaining Its Contribution, failing which, the Borrowers shall, on first demand by any Bank (including any Affected Bank) or within any other time-limit determined by any Bank (including any Affected Bank), prepay the Contribution of such Bank (including an Affected Bank) in full, together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrowers to such Bank (including an Affected Bank) under the Security Documents. In such a case the Borrowers shall pay to each Bank (including any Affected Bank) such amount as may be determined by the Agent to be necessary to compensate such Banks (including an Affected Bank) for the increased cost (if any) of maintaining its Contribution during the period of negotiations referred to in this clause 3.6 until the relevant prepayment of its Contribution.

3.6.3                                                The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Banks (agreed pursuant to clause 3.6.2) equivalent to the Margin.  Each Substitute Basis so agreed shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date agreed in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

3.7                               Reference Banks quotations

If a Reference Bank is unable or otherwise fails to furnish a quotation for the purposes of calculating LIBOR, the interest rate shall be determined, subject to clause 3.6, on the basis of quotations furnished by the other Reference Banks.

4                                         Repayment and prepayment

4.1                               Repayment

The Borrowers shall repay the Loan by thirty nine (39) instalments, one such Instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of each of the first to ninth instalments (inclusive) shall be $4,500,000, the amount of each of the tenth to thirty-eighth instalments (inclusive) shall be $3,660,000 and the amount of the thirty-ninth and final instalment shall be $21,160,000 (comprising a repayment instalment of $3,660,000 and a balloon payment of $17,500,000 (such balloon payment the “Balloon Instalment”)).

If the Total Commitment is not drawn down in full, the amount of each repayment instalment (including the Balloon Instalment) shall be reduced proportionately (i.e. pro rata).

4.2          Voluntary prepayment

The Borrowers may, upon giving to the Agent not less than ten (10) Banking Days prior notice in writing of their intention to make such prepayment, prepay the Loan in whole or part (such part being in an amount of Five million Dollars ($5,000,000) or any larger sum which is an integral multiple of Five million Dollars ($5,000,000)) on any Interest Payment Date relating to the part of the Loan to be repaid without any premium or penalty whatsoever subject always to their obligations under clause 4.4.

4.3          Prepayment on Total Loss, sale or refinancing

4.3.1                Before drawdown

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the reasonable opinion of the Agent will result in such Ship being subsequently determined to be a Total Loss or otherwise prejudices the security) before the Drawdown Date, the Total Commitment shall be reduced by an amount equal to the Allocated Amount for that Ship and the obligation of the Banks to advance the part of the Total Commitment that was so cancelled shall immediately cease.

4.3.2                After drawdown

On the Disposal Reduction Date for the relevant Mortgaged Ship, the Borrowers shall prepay such part of the Loan as is equal to the higher of (i) the Relevant Amount and (ii) such amount in Dollars as shall ensure that, following the relevant prepayment, the Security Value is not less than the Security Requirement.

4.3.3                Defined terms

For the purposes of this clause 4.3:

(a)           “Allocated Amount” means, in relation to a Ship, the amount set opposite such Ship’s name in the column headed “Allocated Amount” in schedule 3;

(b)           “Applicable Fraction” means, in relation to a Mortgaged Ship, a fraction having a numerator of an amount equal to the market value of such Mortgaged Ship (as most recently determined in accordance with clause 8.2.2) and a denominator of an amount equal to the aggregate market values of all of the Mortgaged Ships (as most recently determined in accordance with clause 8.2.2), In each case as at the Disposal Reduction Date of such Mortgaged Ship;

(c)           “Disposal Reduction Date” means:

(i)            in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; or

(ii)           in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price; or

(iii)          in relation to a Mortgaged Ship the Mortgage of which is discharged in accordance with clause 8.4.1, the date of discharge of such Mortgage by the Security Agent;

(d)           “Total Loss Reduction Date” means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:

(i)            the date falling one hundred and eighty (180) days after that on which such Mortgaged Ship becomes a Total Loss; and

(ii)           the date upon which insurance proceeds are or Requisition Compensation is received in respect of such Total Loss by the relevant Borrower (or the Security Agent pursuant to the relevant Deed of Covenant); and

(e)           “Relevant Amount” means, in relation to a Mortgaged Ship which has become a Total Loss or is sold or the Mortgage of which is discharged in accordance with clause 8.4.1, the amount in Dollars which is equal to the amount of the Applicable Fraction multiplied by the amount of the Loan outstanding as of the Disposal Reduction Date for such Mortgaged Ship.

4.3.4                Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred in relation to a Ship:

(a)           in the case of an actual total loss of such Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)           in the case of a constructive total loss of such Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)           in the case of a compromised or arranged total loss of such Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)           in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)           in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4          Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1                accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2                any additional amount payable under clauses 6.6 or 12.2; and

4.4.3                all other sums then due and payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.

4.5          Notice of prepayment; reduction of repayment instalments

Every notice of prepayment given under clause 4.2 shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified. No amount prepaid under this Agreement may be re-borrowed. Any amount prepaid pursuant to clauses 4.2, 4.3 or 8.2.1(a) shall be applied in reducing the repayment instalments under clause 4.1 (including the Balloon instalment) proportionately. The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.6          Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1(a) or any other provision of this Agreement), the Borrowers shall, upon the request of the Agent, wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions under either Master Swap Agreement so that the notional principal amount of the continuing Designated Transactions under both Master Swap Agreements thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

5              Fees and expenses

5.1          Fees

The Borrowers shall pay to the Agent for its own account on the date of this Agreement and on each of the dates falling at twelve (12) monthly intervals thereafter, so long as any moneys are owing under the Security Documents, an agency fee in the amount agreed between the Borrowers and the Agent in the Fees Letter. The fees referred to in this clause 5.1 shall be payable by the Borrowers to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2          Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand all documented expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them:

5.2.1                in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2                in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3          Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4          Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6              Payments and taxes; accounts and calculations

6.1          No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Banks is put in a position to perform its matching obligations to the relevant third parties. Accordingly all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Agent at such bank in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Banks and the Agent shall distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their respective Commitment (prior to the Drawdown Date) or Contribution (following the Drawdown Date).

6.2          Payment by the Banks

All sums to be advanced by the Banks to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice.

6.3          Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4          Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5          Certificates conclusive

Any certificate or determination of the Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and on the Banks.

6.6          Grossing-up for Taxes - by the Borrowers

6.6.1                If at any time the Borrowers or any of them are required to make any deduction or withholding in respect of Taxes (other than Taxes on the net overall income of a Bank) from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes (other than Taxes on the net overall income of a Bank) from any payment due under any of the Security Documents, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers or any of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2                For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to a Swap Provider under or in connection with the relevant Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the relevant Master Swap Agreement shall apply.

6.7          Grossing-up for Taxes - by the Banks

If at any time a Bank is required to make any deduction or withholding in respect of Taxes (other than Taxes on the net overall income of a Bank) from any payment due under any of the Security Documents for the account of the Agent or the Security Agent, the sum due from such Bank in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent or, as the case may be, the Security Agent receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Bank shall indemnify the Agent and the Security Agent against any losses or costs incurred by it by reason of any failure of such Bank to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.8          Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Each of the Agent and the Security Agent shall maintain a control account (such control account of the Security Agent being, in the case of a Mortgage in a statutory form, the “Account Current” referred to in such Mortgage) showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.9          Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.10        Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Agent, the Security Agent and the Banks under any of the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.10.1              first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Agent under any of the Security Documents (other than the Master Swap Agreements);

6.10.2              secondly, in or towards payment of any fees payable to the Arranger, the Agent or any of the other Creditors under, or in relation to, the Security Documents (other than the Master Swap Agreements) which remain unpaid;

6.10.3              thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest which shall have become due under any of the Security Documents (other than the Master Swap Agreements) but remains unpaid;

6.10.4              fourthly, in or towards payment to the Banks, on a pro rata basis, of any principal amount in respect of the Loan which shall have become due but remains unpaid;

6.10.5              fifthly, in or towards payment to the Banks, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

6.10.6              sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents (other than the Master Swap Agreements) but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis); and

6.10.7              seventhly, in or towards payment to a Swap Provider of any sums owing to it under the relevant Master Swap Agreement (and if any sums are owing under both Master Swap Agreements, as between the Swap Providers, on a pro rata basis).

The order of application set out in clauses 6.10.2 to 6.10.6 may be varied by the Agent if the Majority Banks so direct with prior written notice by the Agent to the Borrowers.

7              Representations and warranties

7.1          Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1                Due incorporation

each of the Borrowers, HoldCo and the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as corporations or, as the case may be, companies having limited liability and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2                Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrowers’ Security Documents to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties and HoldCo has power to execute and deliver and perform its obligations under the Underlying Documents and the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan or any part thereof;

7.1.3                Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties and HoldCo enforceable in accordance with their respective terms;

7.1.4                No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties and HoldCo will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party or HoldCo is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party or HoldCo is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or HoldCo or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other Security Party or HoldCo to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or any other Security Party or HoldCo;

7.1.5                No litigation

no litigation the subject matter of which is more than $500,000 nor any arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any other Security Party;

7.1.6                No filings required

save for the registration of the Mortgages under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7                Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Pledges), the choice of (i) the law of the relevant Flag State to govern the Mortgages, (ii) the laws of the country where each Operating Account is located to govern the Operating Account Pledge in respect of such Operating Account and (iii) German law to govern the Liquidity Account Pledge, and the submissions thereunder by the Security Parties and HoldCo to the non-exclusive jurisdiction of the English courts are valid and binding;

7.1.8                No immunity

neither the Borrowers nor any other Security Party nor HoldCo nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9                Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party or HoldCo to authorise, or required by any Security Party or HoldCo in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party and HoldCo of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10              HoldCo Group corporate structure and shareholdings

(a)           as of the Closing Date, each Borrower will be a wholly-owned direct Subsidiary of Sub-HoldCo;

(b)           Sub-HoldCo is a wholly-owned direct Subsidiary of HoldCo;

(c)           HoldCo is legally and ultimately beneficially owned by such individuals as are specified in the section headed “Principal Shareholders” of the Form F-1 in respect of HoldCo (filed in 19 September 2005 with the US Securities and Exchange Commission) to be the legal and ultimate beneficial owners of all the shares in HoldCo as of the date of filing of such Form F-1;

(d)           HoldCo has, as of the date of this Agreement:

(i)            Golden Energy Management S.A. of Marshall Islands and Golden Energy Management S.A. of Liberia, each as its wholly-owned direct Subsidiary;

(ii)           three (3) wholly-owned direct Subsidiaries, which own the companies referred to in sub-paragraphs (iii), (iv) and (v) below;

(iii)          four (4) wholly-owned indirect Subsidiaries, each of which owns one (1) medium-range handymax tanker;

(iv)          six (6) wholly-owned indirect Subsidiaries, each of which owns one (1) panamax tanker or has executed a shipbuilding contract for the construction and acquisition of one (1) panamax tanker; and

(v)           two (2) wholly-owned indirect Subsidiaries, each of which owns one (1) suezmax tanker.

in each case, the details of which such Subsidiaries and. as the case may be, their vessels and shipbuilding contracts have been disclosed in writing by the Borrowers to the Agent and/or the Arranger in the negotiation of this Agreement;

(e)           as of the date of this Agreement, HoldCo has no other direct or indirect Subsidiaries other than (i) the companies referred to in paragraph (d) above and (ii) Sub-HoldCo and the Borrowers; and

(f)            as of the date of this Agreement, Sub-HoldCo has no direct or indirect Subsidiaries and, as of the Closing Date. Sub-HoldCo will have no further Subsidiaries save for the Borrowers; and

7.1.11              No material adverse change

there has been no material adverse change (which, for the avoidance of doubt, shall not, in the case of HoldCo, concern any market fluctuation in the price of the shares of HoldCo on NASDAQ):

(a)           in the business, assets, operations, prospects or the financial position of any of the Borrowers and the Corporate Guarantors from that described by or on behalf of the Borrowers or any other Security Party or HoldCo to the Banks in the negotiation of this Agreement; or

(b)           in the ability of any of the Borrowers and the Corporate Guarantors or any other Security Party to comply with-any of their respective obligations under the Security Documents or any of them; or

(c)           in the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder.

7.2          Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to each Creditor that:

7.2.1                Pari passu

the obligations of each Borrower under this Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatory preferred by operation of law and not by contract;

7.2.2                No default under other Indebtedness

none of the Borrowers nor HoldCo nor any other Security Party is (nor would with the giving of notice or lapse of time or a combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3                Information

the information, exhibits and reports furnished by or on behalf of any of the Borrowers and the Corporate Guarantors to the Agent and/or the Banks in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4                No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party or HoldCo under the Underlying Documents or the Security Documents to which such Security Party or HoldCo is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties or HoldCo of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5                No Default

no Default has occurred and is continuing;

7.2.6                The Ships

each Ship will, on the Drawdown Date, be:

(a)           in the absolute ownership of the relevant Borrower who will, on and after the Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b)           registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)           operationally seaworthy and in every way fit for service; and

(d)           classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society affecting class;

7.2.7                Ships’ employment

none of the Ships is nor will, on or before the Drawdown Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Agent or, as the context may require, the Security Agent and, on or before the Drawdown Date, there will not be any agreement or arrangement whereby the Earnings of such Ship may be shared with any other person;

7.2.8                Freedom from Encumbrances

none of the Ships, nor their respective Earnings, Insurances or Requisition Compensation nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.9                Compliance with Environmental Laws and Approvals

(a)           the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws:

(b)           the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)           neither the Borrowers nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10              No Environmental Claims

there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Borrowers or any of the Ships or any other Relevant Ship or to the best of the Borrowers’ knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11              No potential Environmental Claims

there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship which could give rise to an Environmental Claim;

7.2.12              ISPS Code

each Borrower shall have at all times a valid and current ISSC in respect of its Ship and each Ship shall be in compliance with the ISPS Code at all times;

7.2.13              Borrowers’ own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)); and

7.2.14              Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder.

7.3          Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest payment Date, the Borrowers shall:

(a)           be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day;

(b)           be deemed to further represent and warrant to each of the Creditors that the then latest audited and unaudited consolidated financial statements delivered to the Agent and/or the Security Agent by HoldCo and its Subsidiaries (if any) have been prepared in accordance with US GAAP which have been consistently applied and present fairly and accurately the consolidated financial position of HoldCo and its Subsidiaries as at the end of the financial period to which the same relate and the consolidated results of the operations of HoldCo and its Subsidiaries for the financial period to which the same relate and, as at the end of such financial period, neither HoldCo nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements; and

(c)           be deemed to further represent and warrant to each of the Creditors that the then latest annual and semi-annual management accounts of the Borrowers and of SubHoldCo and its Subsidiaries delivered to the Agent and/or the Security Agent by SubHoldCo and its Subsidiaries (if any) present fairly and accurately the financial position of SubHoldCo and its Subsidiaries as at the end of the financial period to which the same relate and the results of the operations of SubHoldCo and its Subsidiaries for the financial period to which the same relate and, as at the end of such financial period, neither SubHoldCo nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8              Undertakings

8.1          General

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, they will:

8.1.1                Notice of Default

promptly inform the Agent of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party or HoldCo to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Agent of any Event of Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2                Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties and HoldCo under each of the Security Documents and the Underlying Documents;

8.1.3                Use of proceeds

use the Loan exclusively for the purpose specified in clause 1.1;

8.1.4                Pari passu

ensure that their obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all their other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5                Financial statements

prepare or cause to be prepared audited consolidated financial statements of HoldCo and its Subsidiaries in accordance with US GAAP consistently applied in respect of each financial year (commencing with the financial year ending 31 December 2005) and cause the same to be reported on by its auditors and prepare or cause to be prepared unaudited consolidated financial statements of HoldCo and its Subsidiaries in respect of each half year (commencing with the financial half-year ending 30 June 2005) on the same basis as the annual statements and prepare or cause to be prepared annual and semi-annual management accounts of the Borrowers and of SubHoldCo and its Subsidiaries and, in each case, deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements and annual management accounts) or ninety (90) days (in the case of unaudited financial statements or semi-annual management accounts) after the end of the financial period to which they relate;

8.1.6                Provision of further information

provide the Agent with such Financial or other information concerning any Borrower, the other Security Parties, HoldCo and their respective affairs as the Agent (acting on the instructions of the Majority Banks) may from time to time reasonably require;

8.1.7                Obligations under Security Documents

and will procure that each of the other Security Parties and HoldCo will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.8                Valuations

(a)           at the same time as the Borrowers provide the Agent and/or HoldCo provides the Security Agent with semi-annual financial statements or semi-annual management accounts pursuant to clause 8.1.5 of this Agreement and clause 5.1.3 of the HoldCo Corporate Guarantee, respectively, provide the Agent with their estimate in writing of the then market value of:

(i)            each Mortgaged Ship; and

(ii)           every other ship owned from time to time by a member of the HoldCo Group referred to in paragraph (b) of the definition “Tangible Fixed Assets” in clause 1.2 of the HoldCo Corporate Guarantee and which is included in such financial statements,

each such estimate to be prepared and made on the same basis as the valuations referred to in clause 8.2.2; and

(b)           (i)          at the same time as the Borrowers provide the Agent and/or HoldCo provides the Security Agent with annual financial statements or annual management accounts pursuant to clause 8.1.5 of this Agreement and clause 5.1.3 of the HoldCo Corporate Guarantee, respectively; and

(ii)           if, following the estimate given by the Borrowers pursuant to clause 8.1.8(a), any Bank in its reasonable discretion notifies in writing the Agent that it disagrees with such estimate, promptly after the Agent has received such notice and has advised the Borrowers in writing thereof, provide the Agent with two (2) or, as the case may be, three (3) valuations of:

(A)          each Mortgaged Ship; and

(B)           every other ship owned from time to time by a member of the HoldCo Group referred to in paragraph (b) of the definition “Tangible Fixed Assets” in clause 1.2 of the HoldCo Corporate Guarantee and which is included in such financial statements,

each such valuation made in accordance with clause 8.2.2;

8.1.9                Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.10              Withdrawal of DOC and SMC

and will procure that the Technical Manager and/or any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of such Operator’s DOC or the SMC in respect of any of the Ships;

8.1.11              Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issue to any of the Borrowers or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.12              ISPS Code compliance

and will procure that the Technical Manager or any Operator of a Ship will:

(a)           maintain at all times a valid and current ISSC in respect of such Ship;

(b)           immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of such Ship; and

(c)           procure that such Ship will comply at all times with the ISPS Code;

8.1.13              Charters

without prejudice to the rights of the Security Agent under the provisions of the other Security Documents, advise the Agent promptly of any charterparty in respect of any Ship of twelve (12) months or longer (including any optional extensions thereof) and (a) deliver a certified copy of each such charter to the Agent forthwith after its execution, (b) forthwith following the Agent’s demand, procure that (i) the relevant Borrower executes a notice of assignment (in the form set out in the relevant schedule of the relevant Deed of Covenant) of the Earnings of such Ship payable under the relevant charter and (ii) following the occurrence of an Event of Default which is continuing, such notice of assignment is served on the relevant charterer and that the relevant charterer signs an acknowledgement of such notice (in the form set out in the relevant schedule of the relevant Deed of Covenant) and (c) pay on the Agent’s demand all legal and other costs incurred by the Agent and/or the Security Agent in connection with or in relation to any such notice of assignment and the acknowledgement thereof; and

8.1.14              Operating Account

(a)           deliver to the Agent on a monthly basis and at any other time as the Agent may require from time to time, a bank statement of the Operating Accounts; and

(b)           procure that the Operating Account Bank (whether by countersigning the relevant Operating Account Pledge or by accepting service thereof or by signing an acknowledgement of a notice of assignment pursuant thereto) shall, forthwith following the opening of an Operating Account, waive and/or forego any rights and/or banker’s liens and/or any other Encumbrances it may have in, to, over or in relation to such Operating Account, for the benefit and in favour of the Security Agent or, as the case may be, the Banks or any other Creditor, its rights and any Encumbrance created in its favour pursuant to or by the Operating Account Pledge in respect of such Operating Account.

8.2          Security value maintenance

8.2.1                Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Agent (acting on the instructions of the Majority Banks) shall give notice in writing to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:

(a)           prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)           within thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice constitute to the satisfaction of the Agent (acting on the instructions of the Majority Banks) such further security for the Loan as shall be acceptable to the Banks (including, without limitation, security by way of a cash deposit held in a bank account or accounts acceptable to the Agent (acting on the instructions of the Majority Banks) and pledged in favour of the Creditors or any of them but excluding, for the avoidance of doubt, moneys held from time to time in any Account) having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clauses 4.4 and 4.5 shall apply to prepayments made under this clause 8.2.1(a).

8.2.2                Valuation of Mortgaged Ships

Each of the Mortgaged Ships shall, for the purposes of this Agreement, be valued in Dollars:

(a)           at any time when the Agent (acting on the instructions of the Majority Banks) shall require for the purposes of calculating the amount required to be prepaid pursuant to clause 4.3 Provided that:

(i)            the Agent shall not require valuations of the Mortgaged Ships in accordance with this clause 8.2.2(a), if the Agent has already received valuations of the Mortgaged Ships in accordance with this clause 6.2.2 and such valuations are dated not more than one (1) month prior to the date when the Agent has to calculate the relevant amount required to be prepaid pursuant to clause 4.3; and

(ii)           the Agent shall be obliged to require valuations of the Mortgaged Ships in accordance with this clause 8.2.2(a), if the Agent has never received valuations of the Mortgaged Ships in accordance with this clause 8.2.2 or if the Agent’s most recent valuations of the Mortgaged Ships in accordance with this clause 8.2.2 are dated more than one (1) month prior to the date when the Agent has to calculate the relevant amount required to be prepaid pursuant to clause 4.3; and

(b)           at any other time as and when the Agent shall require.

in each case by two (2) Approved Brokers. One such Approved Broker shall be nominated by the Borrowers or, failing that, by the Agent and the other such Approved Broker shall be nominated by the Agent. Each such valuation shall be addressed to the Agent and made without, unless required by the Agent (acting on the instructions of the Majority Banks), physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship. The arithmetic mean of such valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2. If the two (2) valuations vary between them by more than fifteen per cent (15%), the Agent shall appoint in its sole discretion a third Approved Broker to value the Mortgaged Ship on the same basis as the other two (2) valuations and, in that case, the arithmetic mean of all three (3) such valuations shall then constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.

The value of any Mortgaged Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto (save in the case of manifest error) until such time as any further such valuations shall be obtained.

8.2.3                Information

The Borrowers jointly and severally undertake with the Creditors to supply to the Agent and to any such shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such shipbroker may require for the purpose of making any such valuation.

8.2.4                Costs

All costs in connection with the Agent and/or the Security Agent obtaining:

(a)           any valuation of any Mortgaged Ship pursuant to clause 8.2.2(a);

(b)           any valuation of any Mortgaged Ship and any other ship owned from time to time by a member of the HoldCo Group pursuant to clause 8.1.8(b) of this Agreement or clause 5.1.5(b) of the HoldCo Corporate Guarantee;

(c)           any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b); and

(d)           provided a Default shall have occurred and be continuing, any valuation of any Mortgaged Ship pursuant to clause 8.2.2(b).

shall be borne by the Borrowers.

8.2.5                Valuation of additional security

For the purpose of this clause 8.2, the value of any additional security provided or to be provided to the Agent shall be determined by the Agent (acting on the instructions of the Majority Banks) in its absolute discretion without any necessity for the Agent assigning any reason thereto Provided however that (a) if the additional security is in the form of a cash deposit which is free from any Encumbrances, full credit shall be given for such cash on a Dollar for Dollar basis and (b) if the additional security is a ship which is free from any Encumbrances, its value will be determined by valuations obtained by the Agent and made in accordance with clause 8.2.2.

8.2.6                Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 5 as may in the Agent’s opinion (acting on the instructions of the Majority Banks) be appropriate and such favourable legal opinions as the Agent (acting on the instructions of the Majority Banks) shall in its absolute discretion require.

8.3          Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, they will not, without the prior written consent of the Agent acting on the instructions of the Majority Banks (such consent not to be unreasonably withheld and the request for which to be responded to within reasonable time):

8.3.1                Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Borrower or any other person:

8.3.2                No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate redomiciliation;

8.3.3                Disposals

subject to clause 8.4.2, sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4                Other business

undertake any business other than the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5                Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6                Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7                No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents and Permitted Borrowed Money;

8.3.8                Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents and, provided no Event of Default has occurred and is continuing, Permitted Borrowed Money;

8.3.9                Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship;

8.3.10              Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11              Sureties

permit any Indebtedness of any Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);

8.3.12              Subsidiaries

form or acquire any Subsidiaries;

8.3.13              Contract

permit any change, variation or amendment to or of the Contract which has the effect of reducing the Purchase Price;

8.3.14              Shareholdings

change, cause or permit any change in, the corporate structure of the Sub-HoldCo Group and/or in the direct and/or indirect legal ownership and/or the ultimate beneficial ownership of any of the Security Parties and HoldCo. in each case from that specified in clause 7.1.10 except that, in the case of HoldCo and following the listing of its shares on NASDAQ, up to 49% of HoldCo’s shares may be ultimately beneficially owned by parsons other than the individuals specified in the section headed “Principal Shareholders” of the Form F-1 in respect of HoldCo (filed in 19 September 2005 with the US Securities and Exchange Commission) to be the ultimate beneficial owners of 100% of the shares in HoldCo as of the date of filing of Form F-1;

8.3.15              Share capital and distributions

purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders (it being understood, for the avoidance of doubt, that the Borrowers may declare or pay dividends at any time);

8.3.16              Constitutional documents

permit, cause or agree to any material amendment or variation of its constitutional documents;

8.3.17              Financial year

change its financial year end; or

8.3.18              Designated Transactions

(a)           enter into any derivative transactions other than Designated Transactions unless they have first given the Swap Providers the opportunity to exercise their right of first refusal, as described in, and in accordance with the provisions of, clause 2.9.2 but always subject to paragraph (b) below; or

(b)           enter into any freight derivative transactions of any type whatsoever with any person.

8.4          Permitted Mortgage discharges and permitted Ship sales

8.4.1                Neither the Agent nor the Security Agent (both acting on the instructions of the Majority Banks) shall unreasonably withhold its consent under any provision of the Security Documents to the discharge of a Mortgage over, and the other Ship Security Documents in relation to, a Mortgaged Ship if (a) the Borrowers deliver to the Agent evidence satisfactory to the Agent that such Mortgaged Ship shall be refinanced by another bank or financial institution and (b) no Default has occurred and is continuing or will, on the date of discharge of the relevant Mortgage, occur and be continuing and (c) the Agent is satisfied that on or immediately after the discharge of such Mortgage, the proceeds of the relevant refinancing will be not less than such amount as may be required to be prepaid pursuant to clause 4.3 as a result of such refinancing, together with all sums payable by the Borrowers to the Creditors under clause 4.4 in respect of the relevant prepayment.

8.4.2                Neither the Agent nor the Security Agent (both acting on the instructions of the Majority Banks) shall withhold its consent under any provision of the Security Documents to The sale of a Mortgaged Ship if (a) the Borrowers deliver to the Agent evidence satisfactory to the Agent that such sale is or will be for the full value of such Mortgaged Ship for payment in cash at arm’s length and upon normal commercial terms and (b) no Default has occurred and is continuing or will, on completion of such sale, occur and be continuing and (c) the Agent is satisfied that on or immediately after the delivery of such Mortgaged Ship to the relevant purchaser, the proceeds of sale of such Mortgaged Ship (after deducting customary brokers’ commissions and any expenses related to such sale) will be of an amount not less than such amount as may be required to be prepaid pursuant to clause 4.3 as a result of such sale, together with all sums payable by the Borrowers to the Creditors under clause 4.4 in respect of the relevant prepayment.

9              Conditions

9.1          Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

9.1.1                not later than two (2) Banking Days before the day on which the Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 5 in form and substance satisfactory to the Agent; and

9.1.2                on or prior to the drawdown of the Loan, the documents and evidence specified in Part 2 of schedule 5 in form and substance satisfactory to the Agent.

9.2          General conditions precedent

The obligation of the Banks to advance the Loan shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:

9.2.1                the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) and (b) clause 4 of each Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2                no Default shall have occurred and be continuing or would result from the making of the Loan.

9.3          Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or In part and with or without conditions.

9.4          Further conditions precedent

Not later than three (3) Banking Days prior to the Drawdown Date, the Agent (acting on the instructions of the Majority Banks) may request and the Borrowers shall, not later than one (1) Banking Day prior to such date, deliver to the Agent on such request further relevant certificates as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

9.5          Conditions Subsequent

The obligation of each Bank to maintain its Contribution shall be subject to the condition subsequent that the Agent, or its duly authorised representative, shall have received, at the same time as the Liquidity Account is opened (to be opened not later than twenty (20) days after the Drawdown Date) by Sub HoldCo:

9.5.1                a duly executed Liquidity Account Pledge together with legal opinions in form and substance satisfactory to the Agent (acting on the instructions of the Majority Banks) covering the execution of such pledge, which legal opinions shall include an opinion of Norton Rose, special legal advisors on matters of German law, to the Agent; and

9.5.2                duly completed mandate forms in respect of the Liquidity Account.

10           Events of Default

10.1        Events

There shall be an Event of Default if:

10.1.1              Non-payment: any Security Party or HoldCo or either Manager fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand and all other sums shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days after their stipulated due date); or

10.1.2              Master Swap Agreements: (a) an Event of Default (in each case as defined in the relevant Master Swap Agreement) has occurred and is continuing with the Borrowers as the Defaulting Party (as defined in the relevant Master Swap Agreement) under either Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under either Master Swap Agreement by the relevant Swap Provider or (c) either Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3              Breach of Insurance and certain other obligations: any of the Borrowers fails to obtain and/or maintain the Insurances for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Borrowers or any other person or any of the Borrowers or either of the Corporate Guarantors commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by the Borrowers under clauses 8.1.5, 8.1.8, 8.2, 8.3, 8.4 or 9.5 or by HoldCo under clauses 5.1.3, 5.1.4, 5.1.6 or 5.2 of the HoldCo Corporate Guarantee or by Sub-HoldCo under clauses 5.2 or 5.3 of the Sub-HoldCo Corporate Guarantee, respectively; or

10.1.4              Breach of other obligations: any Security Party or HoldCo or either Manager commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents to which it is a party (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party, HoldCo or the relevant Manager of such default and of such required action; or

10.1.5              Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party, HoldCo or either Manager in or pursuant to any of the Security Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect at the time it was made or, as the case may be, repeated; or

10.1.6              Cross-default: any Indebtedness of any Security Party or HoldCo is not paid when due or any Indebtedness of any Security Party or HoldCo becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or HoldCo of a voluntary right of prepayment), or any creditor of any Security Party or HoldCo becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or HoldCo relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or HoldCo shall have satisfied the Agent (acting on the instructions of the Majority Banks) that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s or HoldCo’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or HoldCo in respect of Indebtedness is not honoured when due and called upon and:

(a)   the amount at any one time of all Indebtedness of any Borrower in relation to which any of the foregoing events shall have occurred and be continuing exceeds $750,000 (Seven hundred and fifty thousand Dollars) or its equivalent in any other currency; or

(b)   the amount at any one time of all Indebtedness of Sub-HoldCo in relation to which any of the foregoing events shall have occurred and be continuing exceeds $2,000,000 (Two million Dollars) or its equivalent in any other currency; or

(c)   the amount at any one time of all Indebtedness of HoldCo in relation to which any of the foregoing events shall have occurred and be continuing exceeds $5,000,000 (Five million Dollars) or its equivalent in any other currency.

unless:

(i)    the relevant foregoing event is the non-payment by a Security Party or (as the case may be) HoldCo of Indebtedness when the same is due; and

(ii)   the relevant Security Party or (as the case may be) HoldCo is contesting in good faith (to the satisfaction of the Agent (acting on the instructions of the Majority Banks) in its sole discretion) that the relevant payment has actually been made; and

(iii)  the Agent (acting on the instructions of the Majority Banks) is satisfied in its sole discretion that, within five (5) Banking Days from the date of the relevant non-payment or. as the case may be, alleged non-payment, the creditor of such Indebtedness has admitted or acknowledged in writing that the relevant payment has actually been made by the relevant Security Party or (as the case may be) HoldCo.

For the avoidance of doubt, for the purposes of this clause 10.1.6, Indebtedness shall exclude Indebtedness owing under this Agreement and/or the other Security Documents; or

10.1.7              Legal process: any judgment or order in respect of an amount in excess of $750,000 made against any Security Party or HoldCo is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or HoldCo and is not discharged within seven (7) days, unless the Borrowers shall have fully satisfied the Agent (acting on the instructions of the Majority Banks) in its sole discretion (by providing to the Agent upon its request such evidence as the Agent (acting on the instructions of the Majority Banks) may from time to time require) that such distress, execution, sequestration or other process will not affect or prejudice in any way the relevant Security Party’s or HoldCo’s ability to pay its debts as they fall due or to fund its commitments; or

10.1.8              Insolvency: any Security Party or HoldCo is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9              Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10            Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or HoldCo or an order is made or resolution passed for the winding up of any Security Party or HoldCo or a notice is issued convening a meeting for the purpose of passing any such resolution, unless in the case of an involuntary petition for any of the above (if applicable), such petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within thirty (30) days of its presentation; or

10.1.11            Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or HoldCo or an administration order is made in relation to any Security Party or HoldCo, unless, in the case of an involuntary petition for any of the above (if applicable), such petition is being contested in good faith and on substantial grounds and such petition is dismissed or withdrawn within thirty (30) days of its presentation; or

10.1.12            Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or HoldCo or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or HoldCo. unless, in the case of any order for the appointment of any such officer, such order shall have been made ex parte and the relevant officer has not been removed (and the order withdrawn) within thirty (30) days from the date the order is made; or

10.1.13            Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or HoldCo or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14            Analogous proceedings: there occurs, in relation to any Security Party or HoldCo, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.8 and 10.1.10 to 10.1.13 (inclusive) or any Security Party or HoldCo otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15            Cessation of business: any Security Party or HoldCo suspends or ceases or threatens to suspend or cease to carry on its business except, in the case of a Borrower, on or after a sale of its Ship in the normal course of its business and in accordance with the provisions of this Agreement; or

10.1.16            Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or HoldCo are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government (provided that, in the case of shares in HoldCo, at least 10% of the outstanding shares in HoldCo has been seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government); or

10.1.17            Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party or HoldCo which is a party thereto, or if any such Security Party or HoldCo shall deny that it has any, or any further, liability thereunder; or

10.1.18            Unlawfulness: it becomes impossible or unlawful at any time for any Security Party or HoldCo, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents to which it is a party or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19            Repudiation: any Security Party or HoldCo repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20            Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21            Material adverse change: there occurs, in the opinion of the Agent (acting on the instructions of the Majority Banks), a material adverse change (which, for the avoidance of doubt, shall not, in the case of HoldCo, concern any market fluctuation in the price of the shares of HoldCo on NASDAQ):

(a)           in the business, assets, operations or prospects of any Security Party or HoldCo; or

(b)           in the financial condition of any of the Borrowers and the Corporate Guarantors from that described by or on behalf of the Borrowers or any other Security Party to the Banks in the negotiation of this Agreement; or

(c)           in the consolidated financial condition of HoldCo and its Subsidiaries from that described by or on behalf of the Borrowers or any other Security Party or HoldCo to the Banks in the negotiation of this Agreement; or

(d)           in the ability of any Security Party or HoldCo to comply with or perform any of its obligations under the terms of any of the Security Documents, or

(e)           in the legality, validity or enforceability of any of the Security Documents or the rights or remedies of the Creditors or any of them thereunder; or

10.1.22            Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and such Borrower shall fail to procure the release of such Ship within a period of fourteen (14) Banking Days thereafter; or

10.1.23            Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Banks; or

10.1.24            Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case (a) such event could in the opinion of the Agent (acting on the instructions of the Majority Banks) reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and (b) the relevant Borrower has failed within thirty (30) days from receiving notice from the Agent (acting on the instructions of the Majority Banks) to this effect to (i) delete the relevant Ship from its existing Flag State and (ii) re-register such Ship under another Flag State approved by the Agent (acting on the instructions of the Majority Banks) in its sole discretion through a relevant Registry, or

10.1.25            Environment: any Borrower and/or any of its Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Borrower or on the security constituted by any of the Security Documents; or

10.1.26            P&l: any Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27            Shareholdings: save as otherwise expressly permitted by this Agreement, there is any change in the corporate structure of the Sub-HoldCo Group or in the direct and/or indirect legal ownership and/or the ultimate beneficial ownership of any of the shares of any of the Security Parties and HoldCo, in each case from that specified in clause 7.1.10; or

10.1.28            Licenses etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party or HoldCo to comply with its obligations under the Security Documents or the Underlying Documents to which it is a party, is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party or HoldCo of any term of any of the Security Documents or the Underlying Documents; or

10.1.29            Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14 of this Agreement and/or clause 5.3 of the Sub-HoldCo Corporate Guarantee and/or the relevant Account Pledges; or

10.1.30            Material events: any other event occurs or circumstance arises (which, for the avoidance of doubt, shall not, in the case of HoldCo, concern any market fluctuation in the price of the shares of HoldCo on NASDAQ) which, in the reasonable opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party or HoldCo to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents to which it is a party or (ii) the security created by any of the Security Documents.

10.2        Acceleration

The Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Banks, at any lime after the occurrence of an Event of Default which is continuing by notice to the Borrowers declare that:

10.2.1              the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2              the Loan and all interest accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3        Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may, and if so instructed by the Majority Banks shall, by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4        Position of Swap Providers

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Providers except to the extent that either such Swap Provider is also a Bank.

11           Indemnities

11.1        Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1              any default in payment of any sum under any of the Security Documents when due;

11.1.2              the occurrence of any other Event of Default;

11.1.3              any prepayment of the Loan or part thereof being made under clauses 3.6.2. 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4              the Loan not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, Commitment or any part thereof or any other amount owing to such Creditor.

11.2        Currency indemnity

If any sum due from any of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3        Environmental indemnity

The Borrowers shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12           Unlawfulness and increased costs

12.1        Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to the Loan or to maintain its Commitment or fund the Loan, such Bank shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Bank’s Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Bank’s Commitment either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2        Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1              subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2              increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank’s Commitment available or maintaining or funding all or part of such Bank’s Contribution; and/or

12.2.3              reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4              reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank’s obligations under any of the Security Documents; and/or

12.2.5              require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6              require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)           such Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)           the Borrowers shall on demand made at any time whether or not such Bank’s Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2 and clause 12.4, “holding company” means the company or entity (if any) within the consolidated supervision of which a Bank is included.

12.3        Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is (a) taken into account in calculating Mandatory Cost or (b) the subject of an additional payment under clause 6.6.

12.4        Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

12.4.1              the Borrowers being required to make an increased payment to any Bank pursuant to clause 6.6; or

12.4.2              the reduction of any Bank’s Commitment to zero or the Borrowers being required to prepay any Bank’s Contribution, in each case pursuant to clause 12.1; or

12.4.3              the Borrowers being required to make a payment to any Bank to compensate such Bank or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss pursuant to clause 12.2, then, without in any way limiting the obligations of the Borrowers under clause 6 and this clause 12, such Bank shall, in consultation with the Agent, endeavour to take such reasonable steps (and/or, in the case of clause 12.2.2 and where the increased or additional cost, reduction, payment, foregone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as are open to it (or, as the case may be, its holding company), to mitigate or remove such circumstances (including (in the case of such Bank) to transfer its obligations, liabilities and rights under this Agreement and the other Security Documents to another of its offices) unless the taking of such steps might or would (in the opinion of such Bank):

(a)           be prejudicial to such Bank (or, as the case may be, its holding company); or

(b)           involve such Bank (or, as the case may be, its holding company) in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation or such Bank’s general banking policies; or

(c)           involve such Bank (or, as the case may be, its holding company) in expense (unless indemnified to its satisfaction) or an increased administrative burden or a tax disadvantage; or

(d)           have an adverse effect on such Bank’s (or, as the case may be, its holding company’s) business, operations, administration or financial condition.

13           Security, set-off and pro-rata payments

13.1        Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied in the following manner:

13.1.1              first, in or towards payment of all unpaid costs and expenses which may be owing to the Creditors (other than the Swap Providers) or any of them under any of the Security Documents;

13.1.2              secondly, in or towards payment of any unpaid fees payable to the Creditors (other than the Swap Providers) or any of them;

13.1.3              thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof (and as between default interest and normal interest, first in or towards payment of default interest and, secondly, in or towards payment of normal interest);

13.1.4              fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5              fifthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

13.1.6              sixthly, in or towards payment to any Creditor (other than the Swap Providers) of any other sums owing to it under any of the Security Documents (and if any such sums are owing to more than one Creditors, as between such Creditors, on a pro rata basis);

13.1.7              seventhly, in or towards payment to a Swap Provider of any sums owing to it under the relevant Master Swap Agreement (and if any sums are owing under both Master Swap Agreements, as between such Swap Providers, on a pro rata basis); and

13.1.8              eighthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2        Set-off

13.2.1              The Borrowers authorise each Creditor (other than the Swap Providers), without prejudice to any of such Creditor’s rights at law, in equity or otherwise, at any time following the occurrence of an Event of Default which is continuing and without prior notice to the Borrowers, to apply any credit balance to which the Borrowers or any of them is then entitled standing upon any account of the Borrowers or any of them with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrowers or any of them to such Creditor under any of the Security Documents. For this purpose, each Creditor (other than the Swap Providers) is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2              No such Creditor shall be obliged to exercise any right given to it by this clause 13.2. Each such Creditor shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors.

13.2.3              Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3        Pro rata payments

13.3.1              If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.10 (not being a payment received from a Transferee or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1, or 12.2) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.10 (as the case may be) then:

(a)           within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)           the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrowers and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.10; and

(c)           as between the Borrowers and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2              If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3              Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.3.

13.3.4              Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4        No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5        No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6        Further assurance

The Borrowers jointly and severally undertake with each Creditor that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and-do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties, HoldCo and each of the Managers of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7        Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14           Accounts

14.1        General

The Borrowers jointly and severally undertake with each Creditor that they will:

14.1.1              procure that not later than twenty (20) days after the Drawdown Date, Sub-HoldCo shall open the Liquidity Account;

14.1.2              procure that on or before the Drawdown Date, each Borrower shall open its Operating Account; and

14.1.3              procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s Ship shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary in accordance with the terms of the Security Documents, be paid to the relevant Operating Account and any moneys payable to the Borrowers by either Swap Provider pursuant to the relevant Master Swap Agreement shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary following the occurrence of an Event of Default which is continuing, be paid in equal shares to the Operating Accounts.

14.2        Operating Accounts; withdrawals

Unless and until an Event of Default shall occur and be continuing and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, moneys standing to the credit of each Operating Account shall be at the free disposal of the relevant Borrower.

14.3        Charging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the relevant Account Pledges.

15           Assignment, transfer and lending office

15.1        Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2        No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3        Transfers by Banks

Subject to the prior written consent of the Borrowers (such consent not to be unreasonably withheld and the request for which to be promptly responded to), any Bank (the “Transferor”) may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other person (including, without limitation, a bank or financial institution) (a “Transferee”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor and the Transferee. No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor, the Transferee and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1              a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2              a Transfer Certificate shall only be in respect of rights and obligations of the Transferor in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3              a Transfer Certificate shall take effect in accordance with English law as follows:

(a)           to the extent specified in the Transfer Certificate, the Transferor’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee absolutely, free of any defects in the Transferor’s title and of any rights or equities which the Borrowers had against the Transferor;

(b)           the Transferor’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)           the Transferee becomes a Bank with a Contribution and/or a Commitment of the amounts specified in the Transfer Certificate;

(d)           the Transferee becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent and to the extent that the Transferee becomes bound by those provisions, the Transferor ceases to be bound by them;

(e)           a part of the Loan which the Transferee makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor, assuming that any defects in the Transferor’s title and any rights or equities of any Security Party or HoldCo against the Transferor had not existed; and

(f)            the Transferee becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee becomes entitled to such rights, the Transferor ceases to be entitled to them;

15.3.4              the rights and equities of the Borrowers or of any other Security Party or HoldCo referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5              the Borrowers and the other Creditors hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Transferor, the Transferee and the other Banks.

15.4        Reliance on Transfer Certificate

15.4.1              The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2              The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank or either Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3              The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties and HoldCo for all purposes in connection with this Agreement and the Security Documents.

15.5        Transfer fees and expenses

15.5.1              If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents and such transfer is effected on or prior to 31 March 2006, the Borrowers shall pay to the Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon (but up to a maximum amount of $3,000 per transfer), verified by the Agent as having been incurred by such Bank in connection with such transfer. The balance of any such costs, fees and expenses and value added tax thereon in respect of a transfer which, in accordance with the above, is not payable by the Borrowers, shall be borne by the relevant Transferor.

15.5.2              If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents and such transfer is effected after 31 March 2006, any costs, fees and expenses in relation to or in connection with any such transfer effected shall be for the account of the relevant Transferor and shall not in any case create any liability whatsoever on the part of the Borrowers or any of them for payment of the same whether under the Security Documents or otherwise.

15.6        Documenting transfers

15.6.1              If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Agent, to enter into, and procure that the other Security Parties, HoldCo and the Managers shall enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor and/or its Transferee (as the case may be) to the extent of their respective interests.

15.6.2              Any costs, fees and expenses in relation to or in connection with the matters referred to in clause 15.6.1 in respect of a transfer effected on or prior to 31 March 2006 shall be for the account of the Borrowers but up to a maximum amount of $3,000 per transfer. The balance of any such costs, fees and expenses in respect of a transfer which, in accordance with the above, is not payable by the Borrowers, shall be borne by the relevant Transferor.

15.6.3              Any costs, fees and expenses in relation to or in connection with the matters referred to in clause 15.6.1 in respect of a transfer effected after 31 March 2006 shall be for the account of the relevant Transferor and shall not in any case create any liability whatsoever on the part of the Borrowers or any of them for payment of the same whether under the Security Documents or otherwise.

15.7        Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers.

15.8        Lending office

Each Bank shall lend through its office at the address specified in schedule 2 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Account Bank and the other Banks. Any costs, fees and expenses in relation to or in connection with any such change by a Bank shall be for the account of such Bank.

15.9        Disclosure of Information

A Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrowers and/or the other Security Parties and/or HoldCo as such Bank shall consider appropriate subject to such Bank executing a confidentiality agreement with any such person in respect of any such information.

16           Arranger, Agent, Security Agent and Reference Banks

16.1        Appointment of the Agent

Each Bank and each Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Providers hereby authorises the Agent:

16.1.1              to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2              (whether or not by or through employees or agents) to take such action on such Bank’s and such Swap Provider’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2        Agent’s actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised)-shall be binding on all the Banks, the Swap Providers and the other Creditors.

16.3        Agent’s duties

The Agent shall:

16.3.1              promptly (a) notify each Bank of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5, 8.1.6 and 8.1.8 and (b) notify any Bank following such Bank’s request in writing, of the contents of each notice, certificate or other document received by it from the Borrowers or any other Security Party or HoldCo under or pursuant to any other provisions of the Security Documents; and

16.3.2              (subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4        Agent’s rights

The Agent may:

16.4.1              in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks, and shall be fully protected in so doing;

16.4.2              unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

16.4.3              refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4              deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 2 as the lending office of such Bank, unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5              rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party or HoldCo upon a certificate signed by any director or officer of the relevant Security Party or HoldCo on behalf of the relevant Security Party or HoldCo; and

16.4.6              do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5        No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1              be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2              be obliged to make any enquiry as to any breach or default by the Borrowers or any of them or any other Security Party or HoldCo in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or a Security Party or HoldCo, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3              be obliged to enquire whether or not any representation or warranty made by the Borrowers or any of them or any other Security Party or HoldCo pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4              be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5              be obliged to account to any Bank or either Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6              be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7              be liable to any Bank or either Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or HoldCo or any other person which may be a trade competitor of any Security Party or HoldCo or may otherwise have commercial interests similar to those of any Security Party or HoldCo.

16.6        Non-reliance on Arranger or Agent

Each Bank and each Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties or HoldCo and its own independent investigation of the financial condition, prospects and affairs of the Security Parties or HoldCo in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement (in the case of a Bank) and in connection with the entry into a Master Swap Agreement and any Designated Transactions thereunder (in the case of a Swap Provider). Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to any Security Party or HoldCo whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7        No responsibility on Arranger or Agent for Borrowers’ performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank:

16.7.1              on account of the failure of any Security Party or HoldCo to perform its obligations under any of the Security Documents; or

16.7.2              for the financial condition of any Security Party or HoldCo; or

16.7.3              for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4              for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5              to investigate or make any enquiry into the title of the Borrowers or any other Security Party or HoldCo to the Ships or any other security or any part thereof; or

16.7.6              for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7              for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8              on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9              otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks.

16.8        Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).

16.9        Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks or the Swap Providers, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or HoldCo or any of their respective Related Companies or any of the Banks or either of the Swap Providers as if it were not the Arranger or, as the case may be, the Agent.

16.10      Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11      Amendments and waivers

16.11.1            Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:

(a)           agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrowers and/or any other Security Party and/or HoldCo; and/or

(b)           vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrowers and/or any other Security Party and/or HoldCo (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Banks and the Swap Providers.

16.11.2            Except with the prior written consent of all Banks, the Agent shall have no authority on behalf of the Banks or the Swap Providers to agree (or authorise the Security Agent to agree) with the Borrowers and/or any other Security Party and/or HoldCo any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrowers or any of them and/or any other Security Party and/or HoldCo, if the effect of such amendment, modification, waiver or excuse would be to:

(a)           reduce the Margin;

(b)           postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party or HoldCo under any of the Security Documents;

(c)           change the currency in which any amount is payable by any Security Party or HoldCo under any of the Security Documents;

(d)           increase any Bank’s Commitment;

(e)           extend the Termination Date;

(f)            change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)           change the order of distribution under clauses 6.10 and 13.1;

(h)                                 change this clause 16.11;

(i)            change the definition of “Majority Banks” in clause 1.2; or

(j)            release any Security Party, either Manager or HoldCo from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12      Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank’s Commitment or, after the first drawdown, its Contribution), to the extent that the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank’s Commitment or, after the first drawdown, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.13      Retirement of Agent

16.13.1            The Agent may, having given to the Borrowers and each of the Banks and the Swap Providers not less than thirty (30) days’ prior written notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Providers as a successor agent:

(a)           a Related Company of the Agent nominated by the Agent which the Banks and the Swap Providers hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)           a Bank nominated by the Majority Banks or, failing such a nomination,

(c)           any reputable and experienced bank or financial institution nominated by the retiring Agent,

Provided that in the case of appointment of a successor agent in accordance with paragraphs (b) and (c) of this clause 16.13.1, the appointment shall be made with the prior written consent of the Borrowers (such consent not to be unreasonably withheld and the request for which to be promptly responded to).

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, HoldCo, the Banks and the Swap Providers.

16.13.2            Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14      Appointment and retirement of Security Agent

16.14.1            Appointment

Each of the Banks, the Swap Providers and the Agent irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the other Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks, the Swap Providers and the Agent hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2            Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers and each of the Banks and the Swap Providers not less than fifteen (15) days’ prior written notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Swap Providers and the Agent as a successor security agent and trustee:

(a)           a Related Company of the Security Agent nominated by the Security Agent which the Agent, the Banks and the Swap Providers hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)           a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(c)           any bank or trust corporation nominated by the retiring Security Agent,

and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed Provided that in the case of appointment of a successor security agent in accordance with paragraphs (b) and (c) of this clause 16.14.2, the appointment shall be made with the prior written consent of the Borrowers (such consent not to be unreasonably withheld and the request for which to be promptly responded to).

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, HoldCo and the Agent, the Banks and the Swap Providers.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15      Powers and duties of the Security Agent

16.15.1            The Security Agent shall have no duties, obligations or liabilities to any of the Banks, the Swap Providers and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent, the Banks and the Swap Providers hereby authorises the Security Agent to enter into and execute:

(a)           each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)           any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of all Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Swap Providers and the Agent in the manner contemplated by this Agreement.

16.15.2            Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent and, if so instructed by the Majority Banks, shall concur with any of the Security Parties or HoldCo to:

(a)           amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)           waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Swap Providers and the Agent by the Security Agent and Shall be binding on the other Creditors.

16.15.3            The Security Agent shall not concur with any Security Party or HoldCo with respect to any of the matters described in clause 16.11.2 without the consent of the Banks communicated in writing by the Agent.

16.15.4            The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Banks is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5            None of the Banks and the Swap Providers nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6            For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7            Without prejudice to the foregoing, each of the Agent, the Swap Providers and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.

16.16      Trust provisions

16.16.1            The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)           the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)           receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents.

and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2            In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3            It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17      Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18      Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Providers under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, (the Swap Providers and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19      Co-operation to achieve agreed priorities of application

The Banks, the Swap Providers and the Agent shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20      Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the other Creditors or any of them to provide for the whole of their respective claims against the Borrowers or any other person liable.

16.21      Reconventioning

After consultation with the Borrowers and the Banks and notwithstanding clause 16.11, the Agent shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever). So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise the need to amend this Agreement had not occurred. Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.

16.22      Change of Reference Banks

If any Reference Bank ceases to provide quotations to the Agent for the purposes of determining LIBOR or the Mandatory Cost, the Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and appoint another Bank to replace such Reference Bank.

17           Notices and other matters

17.1        Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1              be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2              be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, within two (2) hours after the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3              be sent:

(a)           if to the Borrowers or any of them at:

c/o Golden Energy Marine Corp.
2 Gamma Street
Athens 167 77

Fax no:           +30 210 894 8403

Attn:               Mr Konstantlnos Koutsoubelis

(b)           if to the Arranger and/or the Agent and/or the Account Bank and/or the Security Agent at:

HSH Nordbank AG

Gerhart-Hauptmann-Plalz 50

20095 Hamburg

Germany

Fax No:           +49 40 3333 34118

Attn:               Shipping, Greek Clients

(c)           if to a Bank, to its address or fax number specified in schedule 2 or in any relevant Transfer Certificate; and

(d)           if to a Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the Schedule to the relevant Master Swap Agreement,

or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2        Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrowers or any of them to any other party other than a Swap Provider shall be given to the Agent for onward transmission as appropriate and if it is to be given to the Borrowers it shall (except as otherwise provided in the Security Documents) be given to the Agent.

17.3        No implied waivers, remedies cumulative

No failure or delay on the part of a Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by such Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4        English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5        Borrowers’ obligations

17.5.1              Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any of the Creditors.

17.5.2              Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

17.5.3              Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to a Creditor including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party or HoldCo)).

17.5.4              Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)           the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

(b)           the Agent (acting on the instructions of the Majority Banks) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

(c)           anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

17.5.5              Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to them for enforcing this Agreement or any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6              Waiver of Borrowers’ rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

(a)           exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

(b)           demand or accept repayment in whole or in part of any indebtedness now or hereafter due to such Borrower from the other Borrowers or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)           take any steps to enforce any right against the other Borrowers or any other person liable in respect of any such moneys; or

(d)           claim any set-off or counterclaim against the other Borrowers or any other person liable or claiming or proving in competition with any Creditor in the liquidation of the other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Banks) shall deem appropriate.

18           Governing law and Jurisdiction

18.1        Law

This Agreement is governed by, and shall be construed in accordance with, English law.

18.2        Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their respective assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights at present of 10 Philpot Lane, London EC3M BAA, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against any Creditor arising out of or in connection with this Agreement.

18.3        Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

The Borrowers and their particulars

	(1) Name	(2) Registered address	(3) Country of Incorporation
1	Awley Investments Inc.	PO Box 3174 Road Town, Tortola, British Virgin Islands	British Virgin Islands
2	Brazey Worldwide Corp.	PO Box 3174 Road Town, Tortola, British Virgin Islands	British Virgin Islands
3	Carsten World Inc.	PO Box 3174 Road Town, Tortola, British Virgin Islands	British Virgin Islands
4	Fayton Maritime Corp.	PO Box 3174 Road Town. Tortola, British Virgin Islands	British Virgin Islands
5	Ikeston Star Shipping Inc.	PO Box 3174 Road Town. Tortola, British Virgin Islands	British Virgin Islands
6	Pavey Services Ltd.	PO Box 3174 Road Town, Tortola, British Virgin Islands	British Virgin Islands
7	Shoreline Universal Limited	PO Box 3174 Road Town. Tortola, British Virgin Islands	British Virgin Islands
8	Spelman International Corp.	PO Box 3174 Road Town. Tortola, British Virgin Islands	British Virgin Islands
9	Waxstone Shipping Inc.	PO Box 3174 Road Town, Tortola, British Virgin Islands	British Virgin Islands

Schedule 2

The Banks and their Commitments

Name	Lending office and contract details		Commitment
($)
HSH Nordbank AG	Lending Office		69,637,000

HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

Address for Notices

	Address:	HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

	Fax:	+49 40 33 33 34 118
	Attn:	Shipping, Greek Clients

Credit Suisse	Lending Office		64,603,000

St. Alban - Graben 1-3 P.O. Box CH-4002 Basle Switzerland

Address for Notices

	Address:	St. Alban - Graben 1-3 P.O. Box CH-4002 Basel Switzerland

	Fax:	+41 61 266 7939
	Attn:	Ms Meike Maettig

Deutsche Schiffsbank AG	Lending Office		33,560,000

Deutsche Schiffsbank AG Domshof 17 D 28195 Bremen Germany

Address for Notices

	Address:	Deutsche Schiffsbank AG Domshof 17 D 28195 Bremen Germany

	Fax:	+49 421 360 9329
	Attn:	Mr Dirk Polster

		TOTAL	167,800,000

Schedule 3

The Ships, their details and the relevant Allocated Amounts

	(1) Name	(2) IMO No.	(3) Owning Company	(4) Allocated Amount ($)
1	Ghent Max	9164641	Awley Investments Inc.	19,708,055
2	Antwerp Max	9164627	Brazey Worldwide Corp.	19,708,055
3	Ostende Max	9164653	Carsten World Inc.	19,708,055
4	Brugge Max	9164639	Fayton Maritime Corp.	19,708,055
5	Bergen Max	9050383	Ikeston Star Shipping Inc.	18,018,790
6	Bremen Max	9050369	Pavey Services Ltd.	16,329,530
7	Hamburg Max	9050395	Shoreline Universal Limited	18,018,790
8	Miden Max	9050371	Spelman International Corp.	16,329,530
9	Elbe Max	9171278	Waxstone Shipping Inc.	20,271,140

THE BORROWERS

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
AWLEY INVESTMENTS INC.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
BRAZEY WORLDWIDE CORP.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
CARSTEN WORLD INC.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
FAYTON MARITIME CORP.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
IKESTON STAR SHIPPING INC.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
PAVEY SERVICES LTD.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
SHORELINE UNIVERSAL LIMITED	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
SPELMAN INTERNATIONAL CORP.	)	Attorney-in-fact

SIGNED by Konstantinos Koutsoubelis	)
for and on behalf of	)	/s/ Konstantinos Koutsoubelis
WAXSTONE SHIPPING INC.	)	Attorney-in-fact

THE CREDITORS

SIGNED by YIANNIS CHEILAS	)
for and on behalf of	)
HSH NORDBANK AG	)
as Arranger, Agent, Security Agent, Account Bank,	)	/s/ Yiannis Cheilas
Bank and Swap Provider	)	Attorney-in-fact

SIGNED by YIANNIS CHEILAS	)
for and on behalf of	)
CREDIT SUISSE	)	/s/ Yiannis Cheilas
as Bank and Swap Provider	)	Attorney-in-fact

SIGNED by YIANNIS CHEILAS	)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK AG	)	/s/ Yiannis Cheilas
as Bank	)	Attorney-in-fact